UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2012

TransUnion Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-172549	74-3135689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Agreement and Plan of Merger

On February 17, 2012, TransUnion Corp. (the “Company”) announced that it had entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Spartan Parent Holdings Inc., a Delaware corporation, now known as TransUnion Holding Company, Inc. (“Parent”), Spartan Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and MDCPVI TU Holdings, LLC, a Delaware limited liability company, solely in its capacity as the stockholder representative under the Merger Agreement (the “Stockholders’ Representative”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is jointly owned by affiliates of Advent International Corporation (“Advent”) and Goldman Sachs Capital Partners (“GS”).

On April 29, 2012, the Company, Parent, Merger Sub, the Stockholders’ Representative and the Limited Guarantors identified therein entered into a First Amendment to Agreement and Plan of Merger (the “Amendment”) for the purpose of, among other things, excluding certain management stockholders and optionholders identified therein from participation in the Indemnity Escrow Fund (as defined in the Merger Agreement) and providing that such management stockholders and optionholders would instead agree to be bound by a direct indemnity obligation to the Parent Indemnitees (as defined in the Merger Agreement). The Amendment and the transactions contemplated thereby were approved by the Company’s board of directors on April 28, 2012 and by its voting stockholders on April 29, 2012.

The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 30, 2012, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company, with the Company being the surviving corporation. Upon completion of the Merger, the Company became a wholly-owned subsidiary of Parent. Parent is jointly owned by affiliates of Advent and GS. The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved by the Company’s board of directors on February 16, 2012 and by its voting stockholders on February 17, 2012.

At the effective time and as a result of the Merger, (i) each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time was automatically converted into one share of common stock of the Company, and (ii) each share of common stock of the Company (other than shares (a) held by the Company in treasury, or (b) held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) was canceled and converted automatically into the right to receive approximately $53.43 in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”). Additionally, immediately prior to the effective time, the Company accelerated vesting of any unvested option to purchase shares of common stock of the Company under the TransUnion Corp. 2010 Management Equity Plan and, following such acceleration of vesting, each vested and unexercised option to purchase shares of common stock of the Company was cancelled and converted into the right to receive cash consideration in an amount equal to the Per Share Merger Consideration minus the exercise price of the option times the number of shares subject to the option.

In connection with the closing of the Merger, and pursuant to an agreement (the “Rollover Agreement”) between certain members of management (the “Rollover Executives”) and Parent, each of the Rollover Executives agreed to purchase shares of common stock of Parent (the “Parent Shares”) at a cash purchase price of $10.00 per share. Such purchases were effected immediately following the consummation of the Merger. In addition, each Rollover Executive pledged to Parent a portion of his or her Parent Shares as security for his or her direct indemnity obligation under the Merger Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the February 17, 2012 Merger Agreement, which is included as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission on February 17, 2012 and is incorporated herein by reference, and (ii) the Amendment, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. The issuance of these securities was deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 5.01	Changes in Control of Registrant.

Upon the closing of the Merger on April 30, 2012, a change in control of the Company occurred, and the Company now is a wholly-owned subsidiary of Parent, as described in Item 2.01 of this Current Report on Form 8-K. Parent is jointly owned by affiliates of Advent and GS. Immediately prior to the effective time of the Merger, the issued and outstanding voting common stock of the Company was owned as follows: (i) MDCPVI TU Holdings, LLC owned approximately 50.9%; (ii) Pritzker family business interests owned 48.1%; and (iii) management and director stockholders owned approximately 1%. As of the effective time of the Merger, the issued and outstanding common stock of Parent is owned as follows: (i) 49.5% by affiliates of Advent; (ii) 49.5% by affiliates of GS; and (iii) 1.0% by the Rollover Executives. The Merger consideration was funded through (i) $1,104.0 million of equity capital from affiliates of Advent and GS; (ii) $600.0 million of 9.625%/10.375% Senior PIK Toggle Notes due 2018 issued by Parent; and (iii) approximately $48.9 million of the Company’s available cash from operations.

Pursuant to the terms of the Merger Agreement, the board of directors of Merger Sub immediately prior to the effective time of the Merger became the initial directors of the Company following effectiveness of the Merger. Therefore, by effect of the Merger, the board of directors of the Company was reconstituted to be comprised of Christopher Egan, Sumit Rajpal, Siddharth Mehta and Steve Tadler, with five vacancies.

Pursuant to the terms of the Major Stockholders’ Agreement (the “Major Stockholders’ Agreement”) dated as of April 30, 2012, among Parent, the Advent Investor (as defined therein), the GS Investors (as defined therein, and together with the Advent Investor, the “Investors”), and any other person who becomes a party thereto pursuant to the terms thereof, the board of directors of Parent (the “Parent Board”) shall be set at nine. The Parent Board shall consist of (i) three directors designated by the GS Investors; (ii) three directors designated by the Advent Investor; (iii) the chief executive officer of the Company; and (iv) two independent directors designated jointly by the GS Investors and the Advent Investor.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement, at the effective time of the Merger the directors of the Merger Sub became the directors of the Company. As a result, each of the Company’s incumbent directors was removed by operation of the Merger and replaced by Christopher Egan, Sumit Rajpal, Siddharth Mehta and Steve Tadler.

Immediately prior to the effective time of the Merger, on April 30, 2012, the number of directors that constitute the whole board of directors of Merger Sub was increased to nine, and the entire board of directors of Merger Sub was reconstituted to be comprised of Christopher Egan, Sumit Rajpal, Siddharth Mehta and Steve Tadler, with five vacancies. While only four directors were appointed to Merger Sub’s board of directors immediately prior to the effective time of the Merger, the Company expects to fill the remaining vacancies shortly after the effectiveness of the Merger.

Christopher Egan is a Managing Director at Advent International, having joined the firm in 2000. Prior to joining Advent, Mr. Egan previously worked at UBS Warburg in the financial sponsors group. Mr. Egan currently serves as a director of BondDesk Group.

Sumit Rajpal is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co, where he leads the financial services investment practice globally. He joined Goldman Sachs in 2000 and became a Managing Director in 2007. Mr. Rajpal also serves as a director on the boards of USI Holdings Corporation, Alliance Films Holdings Inc., ProSight Specialty Insurance Holdings, SKBHC Holdings, LLC, Enstar Group Limited and Dollar General Corporation (where he is an observer on the board).

Steve Tadler is a Managing Partner at Advent, having joined the firm in 1985 and becoming Managing Director of the North American buyouts group in 1994. From 1997 to 2006, Mr. Tadler headed Advent’s European Operations. Mr. Tadler also serves as a director on the boards of Skillsoft and Dufry.

The incumbent officers of the Company immediately prior to the effective time of the Merger were appointed officers of the Company after the Merger by resolution of the Company’s board of directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 30, 2012, in connection with the Merger Agreement, the Company amended and restated its Certificate of Incorporation to reflect the changes contemplated by the Merger Agreement. Effective that same date, the Company amended and restated its bylaws to reflect the changes contemplated by the Merger Agreement. The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Pursuant to Section 14 of the Company’s Bylaws, which allows the stockholders to take action, in lieu of a meeting, without prior notice and without a vote, on April 29, 2012, stockholders representing at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders executed written consents approving (i) the Amendment and (ii) certain payments to disqualified individuals pursuant to Section 280G of the Internal Revenue Code, as amended.

Stockholders owning 29,522,915.63685380 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing approximately 99% of the issued and outstanding Common Stock and 100% of the voting rights of the Company, authorized each of the above items.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The required unaudited pro forma condensed financial information with respect to the combined company will be filed by amendment to this Item 9.01(b) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

A list of exhibits is set forth in the Exhibit Index which immediately precedes such Exhibits and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2012	TRANSUNION CORP.

/s/ SAMUEL A. HAMOOD
Samuel A. Hamood Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of TransUnion Corp.

3.2	Amended and Restated Bylaws of TransUnion Corp.

10.1	First Amendment to Agreement and Plan of Merger, dated as of April 29, 2012, among TransUnion Corp., TransUnion Holding Company, Inc., Spartan Acquisition Sub Inc., MDCPVI TU Holdings, LLC and the Limited Guarantors identified therein.